EXHIBIT 15.1

GENOIL INC.

December 31, 2023

FORM 20-F

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Genoil Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Genoil Inc. (the “Company”) as of December 31, 2023, 2022, and 2021 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Genoil Inc. as of December 31, 2023, 2022, and 2021 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement

As discussed in Note 1 to the consolidated financial statements, the Company restated its consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the years ended December 31, 2022 and December 31 2021 to correct misstatements. Our opinion is not modified with respect to this matter.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

F-2

Stock-based compensation – Refer to Note 9 to the consolidated financial statements

As described in Note 9 to the consolidated financial statements, the Company’s consolidated statement of operations for the year ended December 31, 2023 included stock-based compensation of $3,095,169, consisting of price appreciation certificates of $2,626,959, stock options of $356,660, and common stock of $111,550. The determination of the fair value of the price appreciation certificates and the stock options was calculated using a Black-Scholes option pricing model and required management to make significant estimates and assumptions and involved a high degree of subjectivity.

The principal considerations for our determination that performing procedures relating to the valuation of stock-based compensation is a critical audit matter are (i) the significant judgement by management when developing the valuations and (ii) a high degree of auditor judgement, subjectivity, and effort in performing procedures relating to the valuations.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among other things, evaluating the appropriateness of the assumptions used and the estimation methodology applied in the valuations.

/s/ Michael T. Studer CPA P.C.

Michael T. Studer CPA P.C.

Freeport, New York

May 15, 2024

We have served as the Company’s auditor since 2020.

F-3

GENOIL INC.
Consolidated Balance Sheets
(Expressed in US Dollars)

	December 31,	December 31,	December 31,
	2023	2022	2021
		(As Restated - see Note 1)	(As Restated - see Note 1)

CURRENT ASSETS
Cash and cash equivalents	$10,464	$5,044	$12
Due from related party (as restated at December 31, 2022 and 2021 - see Note 1)		102,118	115,842
Prepaid expenses and other current assets	84,762	4,387	8,569

Total Current Assets	95,226	111,549	124,423

Land located in Alberta Canada	43,163	43,163	43,163

OTHER ASSETS
Due from related party	102,330	-	-
Intangible assets, net	1	1	1

TOTAL ASSETS	$240,720	$154,713	$167,587

CURRENT LIABILITIES
Trade and other payables	$110,527	$115,342	$111,301
Accrued interest payable to related parties	10,406	5,628,495	4,095,475
Convertible notes to related parties, current portion	-	5,327,920	4,933,122
Due to related parties	46,875	46,875	46,875

Total Current Liabilities	167,808	11,118,632	9,186,773

NON-CURRENT LIABILITIES
Convertible notes to related parties, noncurrent portion	208,232	-	-

Total Non-Current Liabilities	208,232	-	-

TOTAL LIABILITIES	376,040	11,118,632	9,186,773

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred Stock, no par value; authorized 10,000,000 shares, issued and 00outstanding 0 and 0 shares, respectively	-	-	-
Common Stock, no par value; issued and outstanding 1,913,137,429, 696,013,029 and 640,633,029 shares, respectively	63,642,218	51,470,944	50,917,144
Contributed surplus	40,280,745	37,297,127	36,151,385
Accumulated other comprehensive income (loss)	(221,860)	(221,860)	(221,860)
Accumulated deficit (as restated at December 31, 2022 and 2021 - see Note 1)	(103,836,423)	(99,510,130)	(95,865,855)

Total Stockholders' Deficit	(135,320)	(10,963,919)	(9,019,186)

TOTAL LIABILITIES ANDSTOCKHOLDERS' EQUITY (DEFICIT)	$240,720	$154,713	$167,587

The accompanying notes are an integral part of these consolidated financial statements

F-4

GENOIL INC.
Consolidated Statements of Operations
(Expressed in US Dollars)

	Year ended December 31,
	2023	2022	2021
		(As Restated - see Note 1)	(As Restated - see Note 1)

REVENUES	$-	$-	$-
COST OF SALES	-	-	-

GROSS PROFIT	-	-	-

OPERATING EXPENSES
Stock based compensation to officers, directors, and consultants	3,095,169	1,242,362	717,163
Other Operating Expenses (as restated for the years ended December 31, 2022 and 2021 - see Note 1)	560,480	473,315	454,311
Total Operating Expenses	3,655,649	1,715,677	1,171,474

LOSS FROM OPERATIONS	(3,655,649)	(1,715,677)	(1,171,474)

Other Income (Expense)
Finance expense	(670,645)	(1,927,818)	(1,352,672)

Total Other Income (Expense) - Net	(670,645)	(1,927,818)	(1,352,672)

INCOME (LOSS) BEFORE INCOME TAXES (as restated for the years ended December 31, 2022 and 2021 - see Note 1)	(4,326,294)	(3,643,495)	(2,524,146)
PROVISION FOR INCOME TAXES	-	-	-

NET INCOME (LOSS) (as restated for the years ended December 31, 2022 and 2021 - see Note 1)	(4,326,294)	(3,643,495)	(2,524,146)

Deemed dividends for warrants	-	(780)	(85,930)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS (as restated for the years ended December 31, 2022 and 2021 - see Note 1)	$(4,326,294)	$(3,644,275)	$(2,610,076)

Weighted average shares outstanding - Basic and Diluted	1,182,641,871	669,820,563	618,123,865

NET LOSS PER SHARE - Basic and Diluted	$(0.00)	$(0.01)	$(0.00)

The accompanying notes are an integral part of these consolidated Financial Statements

F-5

GENOIL INC.
Consolidated Statements of Stockholders' Equity (Deficit)
(Expressed in US Dollars)

				Accumulated
				Other		Total
				Comprehensive		Stockholders'
	Common	Share	Contributed	Income	Accumulated	Equity
	Shares	Capital	Surplus	(Loss)	Deficit	(Deficit)
Balance as of December 31, 2020	596,178,029	$50,460,594	$35,405,592	$(221,860)	$(93,255,779)	$(7,611,453)

Sale of common shares (and warrants) in private placements	40,015,000	399,150	100	-	-	399,250
Issuance of common shares for services	4,440,000	57,400	-	-	-	57,400
Stock based compensation	-	-	659,763	-	-	659,763
Deemed Dividends	-	-	85,930	-	(85,930)	-
Net loss for the year ended December 30, 2021 (as restated - see Note 1)	-	-	-	-	(2,524,146)	(2,524,146)
Balance as of December 31, 2021	640,633,029	$50,917,144	$36,151,385	$(221,860)	$(95,865,855)	$(9,019,186)

Sale of common shares (and warrants) in private placements	45,640,000	456,400	-	-	-	456,400
Issuance of common shares for services	9,740,000	97,400	-	-	-	97,400
Stock based compensation	-	-	1,144,962	-	-	1,144,962
Deemed Dividends	-	-	780	-	(780)	-
Net loss for the year ended December 30, 2022 (as restated - see Note 1)	-	-	-	-	(3,643,495)	(3,643,495)
Balance as of December 31, 2022	696,013,029	$51,470,944	$37,297,127	$(221,860)	$(99,510,130)	$(10,963,919)

Sale of common shares (and warrants) in private placements	65,130,000	651,300	-	-	-	651,300
Issuance of common shares for services	11,155,000	111,550	-	-	-	111,550
Stock based compensation	-	-	2,983,619	-	-	2,983,619
Conversion of notes payable and accrued interest for common stock	1,140,839,400	11,408,424	-	-	-	11,408,424
Net loss for the year ended December 30, 2023	-	-	-	-	(4,326,294)	(4,326,294)
Balance as of December 31, 2023	1,913,137,429	$63,642,218	$40,280,746	$(221,860)	$(103,836,424)	$(135,320)

The accompanying notes are an integral part of these consolidated Financial Statements

F-6

GENOIL INC
Consolidated Statements of Cash Flows
(Expressed in US Dollars)

	Year Ended December 31,
	2023	2022	2021
		(As Restated - see Note 1)	(As Restated - see Note 1)

OPERATING ACTIVITIES
Net income (loss) (as restated for the years ended December 31, 2022 and 2021 - see Note 1)	$(4,326,294)	$(3,643,495)	$(2,524,146)
Adjustments to reconcile net loss to cash flows used in operating activities:
Stock based compensation	3,095,169	1,242,362	717,163
Interest expense added to convertible notes	8,232	394,798	221,358

Changes in operating assets and liabilities
Prepaid expenses and other current assets	(80,375)	4,182	(8,569)
Accrued interest payable	662,414	1,533,020	1,131,315
Trade and other payables	(4,814)	4,041	41,215

Net Cash Used in Operating Activities	(645,668)	(465,092)	(421,664)

FINANCING ACTIVITIES
Net change in related party receivables (as restated for the years ended December 31, 2022 and 2021 - see Note 1)	(212)	13,724	36,877
Net change in related party payables	-	-	(17,844)
Cash received from equity investors	651,300	456,400	399,250

Net cash provided by Financing Activities	651,088	470,124	418,283

Increase in Cash	5,420	5,032	(3,381)
Cash at beginning of year	5,044	12	3,393

Cash at end of period	$10,464	$5,044	$12

Supplemental disclosure of cash flow information

Interest Paid	$-	$-	$-
Income taxes paid	$-	$-	$-
Deemed dividends related to issuance of warrants.	$-	$780	$85,930
Issuance of common stock for conversion of notes payable and accrued interest	$11,408,424	$-	$-

The accompanying notes are an integral part of these consolidated Financial Statements

F-7

Genoil INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023, 2022 and 2021

(Expressed in US Dollars)

1. REPORTING ENTITY AND GOING CONCERN

Genoil Inc. (“Genoil”) was incorporated under the Canada Business Corporations Act in September 1996. The consolidated financial statements of Genoil Inc. comprise Genoil Inc. and its subsidiaries, Genoil USA Inc., Genoil Emirates LLC (“Emirates LLC”) and Two Hills Environmental Inc. (“Two Hills”) (collectively the “Company”). The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialization of its hydro-conversion upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is quoted on the OTC Markets under the symbol GNOLF. The Company’s registered address is care of Bennett Jones LLP, Suite 4500, 855 - 2nd Street SW, Calgary, Alberta.

These consolidated financial statements have been presented on a going concern basis. The Company reported net losses of $4,326,294, $3,644,275 and $2,610,076 for the years ended December 31, 2023, 2022 and 2021, respectively. The Company used funds in operating activities of $ 645,668, $465,092 and $421,664 for the years ended December 31, 2023, 2022 and 2021, respectively. The Company had a net working capital deficiency of $72,582, $11,007,083 and $9,062,350 at December 31, 2023, 2022 and 2021, respectively. The Company had a stockholders’ deficit of $135,320, $10,963,919 and $9,019,186 at December 31, 2023, 2022 and 2021, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on commercializing its technologies, achieving profitable operations and obtaining the necessary financing in order to develop these technologies further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expanding its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration. During the years ended December 31, 2023, 2022 and 2021, the Company received net proceeds of $651,088, $470,124 and $418,283, respectively, pursuant to financing activities.

Management, utilizing close personal relationships, has been successful in raising capital through periodic private placements of the Company’s common shares. Although these shares are subject to a “hold” period on the United States stock markets, the investors’ confidence in the undertakings of management, with respect to future positive market performance of the Company’s common stock, permits this avenue of financing to exist. External sources of debt financing are not available to the Company due to its precarious financial position.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue its operations. Such adjustments could be material.

F-8

(a). Restatement of previously issued financial statements

The Company has restated the consolidated Financial Statements at December 31, 2022 and December 31, 2021 and for the years then ended (which were included in the Company’s December 31, 2022 Form 20-F filed with the SEC on May 2, 2023) in order to correct the amount of operating expenses previously recorded from January 1, 2021 to December 31, 2022.

Periodically the Company transfers money to Lifschultz Enterprise Company LLC (“LEC”), an affiliated entity controlled by David Lifschultz (Genoil chief executive officer). Some of the transfers are loans to LEC and some of the transfers are Genoil reimbursements of Genoil expenses paid by LEC. As previously reported, the Company erroneously reported all transfers in 2021 and 2022 as loans to LEC. As restated, the Company has reclassified those transfers which were Genoil reimbursements of Genoil expenses paid by LEC ($104,494 in 2021 and $66,636 in 2022).

The effect of the restatement adjustments on the Consolidated Balance Sheet at December 31, 2021 follows:

	As Previously Reported	Restatement Adjustment	As Restated
Due from related party	$220,336	$(104,494)	$115,842
Other current assets	8,581	-	8,581
Other Assets	43,164	-	43,164
Total assets	$272,081	$(104,494)	$167,587

Total liabilities	$9,186,773	$-	$9,186,773
Total stockholders' deficit	(8,914,692)	(104,494)	(9,019,186)
Total liabilities and stockholders' deficit	$272,081	$(104,494)	$167,587

The effect of the restatement adjustments on the Consolidated Balance Sheet at December 31, 2022 follows:

	As Previously Reported	Restatement Adjustment	As Restated
Due from related party	$273,248	$(171,130)	$102,118
Other current assets	9,431	-	9,431
Other Assets	43,164	-	43,164
Total assets	$325,843	$(171,130)	$154,713

Total liabilities	$11,118,632	$-	$11,118,632
Total stockholders' deficit	(10,792,789)	(171,130)	(10,963,919)
Total liabilities and stockholders' deficit	$325,843	$(171,130)	$154,713

F-9

The effect of the restatement adjustments on the Consolidated Statement of Operations for the year ended December 31, 2021 follows:

	As Previously Reported	Restatement Adjustment	As Restated
Operating expenses	$1,066,980	$104,494	$1,171,474
Finance expense	1,352,672	-	1,352,672
Net loss	$2,419,652	$104,494	$2,524,146
Net loss per share basic and diluted	$(0.00)	$(0.00)	$(0.00)

The effect of the restatement adjustments on the Consolidated Statement of Operations for the year ended December 31, 2022 follows:

	As Previously Reported	Restatement Adjustment	As Restated
Operating expenses	$1,649,041	$66,636	$1,715,677
Finance expense	1,927,818		1,927,818
Net loss	$3,576,859	$66,636	$3,643,495
Net loss per share basic and diluted	$(0.01)	$(0.00)	$(0.01)

2. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a)	Principles of Consolidation:

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States and incorporate the financial statements of Genoil and entities controlled by it. Control is achieved where Genoil has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Genoil has the following subsidiaries:

•	Genoil USA Inc., incorporated in Delaware, United States, which is a wholly owned subsidiary of Genoil.
•

Genoil Emirates LLC, incorporated in the United Arab Emirates, which will focus upon the fields of oil and water processing and treatment in the United Arab Emirates. Genoil Emirates LLC is jointly owned by S.B.K. Commercial Business Group LLC and Genoil. As of December 31, 2023, Emirates LLC had not yet commenced operations and holds no assets.

•

Two Hills Environmental Inc., incorporated in Canada and registered in Alberta, which is a wholly owned subsidiary of Genoil. Two Hills was formed to enter into the oilfield waste disposal industry by capitalizing upon its current undeveloped asset base. The asset base comprises a site under which three salt caverns have been formed in the Lotsberg Formation beneath the earth's surface. Such caverns are used in the oilfield disposal industry as a destination for oilfield wastes.

F-10

The financial results of Genoil’s subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed where necessary to align them with the policies adopted by Genoil.

Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

(b)	Foreign currency translation

The reporting currency of the Company is the United States Dollar. The functional currency of Genoil and its subsidiaries is the United States Dollar. Transactions denominated in currencies other than the functional currency are translated at the exchange rates prevailing at the dates of the transactions. Exchange gains and losses are reflected in income.

(c)	Use of estimates and judgments

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. By their nature, judgments, estimates and assumptions are subject to measurement uncertainty and changes in such judgments, estimates and assumptions in future periods could result in a material change in future financial statements. Actual results may differ from these estimates.

Judgment is used in situations where there is a choice or assessment required by management. Estimates and underlying assumptions are required on an ongoing basis and revisions are recognized in the year in which such estimates are revised.

(d)	Cash and cash equivalents

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

(e)	Stock-based compensation

The Company grants common stock, stock options, and Price Appreciation Certificates to employees, directors, and consultants for various services rendered to the company. Share-based payments to these individuals are measured at the fair value of the securities issued and amortized over the vesting periods. The amount recognized as a share-based payment expense during a reporting period is adjusted to reflect the number of awards expected to vest. The offset to this recorded cost is to contributed surplus. A forfeiture rate is estimated on the grant date and is subsequently adjusted to reflect the actual number of options that vest. At the time of exercise, the consideration and related contributed surplus recognized to the exercise date are credited to share capital.

(f)	Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

F-11

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(g)	Loss per share

Basic earnings (loss) per share is calculated by dividing the income (loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is determined by adjusting the income (loss) attributable to common shareholders and the weighted average number of common shares outstanding for the effects of dilutive instruments such as stock options and warrants. The calculation assumes the proceeds on exercise of options and warrants are used to repurchase shares at the current market price. All options and warrants are anti-dilutive when the Company is in a loss position.

(h)	Recent accounting pronouncements:

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or operations.

3. DETERMINATION OF FAIR VALUES

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability. The Company is required to classify fair value measurements using a hierarchy that reflects the significance of the inputs used in making the measurements.

The fair value hierarchy is as follows:

•	Level 1 – quoted prices in active markets for identical assets or liabilities;

•	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; and,

•	Level 3 – inputs for the asset or liability that are not based on observable market data.

Cash and cash equivalents have been measured using level 1 inputs.

F-12

The fair value of cash and cash equivalents, due from related parties, trade and other payables, accrued interest payable, convertible notes, and due to related parties approximates their carrying value due to their short term to maturity.

The fair values of stock options and Price Appreciation Certificates are measured using the Black-Scholes pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected forfeiture rate (based on historic forfeitures), expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends, and the risk-free interest rate.

4. DUE FROM RELATED PARTY

Due from related party consists of:

	December 31,	December 31,	December 31,
Borrower	2023	2022	2021
Lifschultz Enterprise Company LLC (an entity controlled by David Lifschultz, Genoil chief executive officer, and Bruce Abbott, Genoil chief operating officer)	$102,330	$102,118	$115,842
Current portion	-	102,118	115,842
Non-current portion	102,330	-	-
Total	$102,330	$102,118	$115,842

The receivable is non-interest bearing and is due on demand.

The receivable from Lifschultz Enterprise Company, LLC (“LEC”) represents ongoing advances from the Company to LEC. LEC had no business revenues in 2021, 2022, and 2023. At December 31, 2023, LEC’s principal assets consisted of a convertible note receivable from the Company due January 1, 2016, in the amount of $208,232 (see Note 6), accrued interest thereon of $10,406 (see Note 5), and ownership of $462,471,800 shares of Company common stock. Effective December 31, 2023, the Company reclassified this receivable from a current asset to a non-current asset.

5. ACCRUED INTEREST PAYABLE TO RELATED PARTIES

Accrued interest payable to related parties consist of:

	December 31,	December 31,	December 31,
Lender	2023	2022	2021
Lifschultz Enterprise Company LLC	$10,406	$2,858,683	$2,183,050
Sidney B. Lifschultz 1992 Family Trust (an entity controlled by David Lifschultz)	-	1,032,374	788,377
David Lifschultz	-	868,733	562,034
Bruce Abbott	-	868,705	562,014
Totals	$10,406	$5,628,495	$4,095,475

The accrued interest payable relates to the convertible notes outstanding (see Note 6).

F-13

6. CONVERTIBLE NOTES

Convertible notes consist of:

	December 31,	December 31,	December 31,
Lender	2023	2022	2021
Lifschultz Enterprise Company LLC	$208,232	$1,695,053	$1,569,449
Sidney B. Lifschultz 1992 Family Trust	-	612,146	566,786
David Lifschultz	-	1,510,368	1,398,450
Bruce Abbott	-	1,510,353	1,398,437
Totals	208,232	5,327,920	4,933,122
Current portion	-	(5,327,920)	(4,933,122)
Non-current portion	$208,232	$-	$-

The notes bear interest at 12% compounded semi-annually and their maturity was extended on April 27, 2020 to April 27, 2022 and effective January 1, 2023 to January 1, 2026.  The notes are convertible into shares of Genoil common stock at a price of $0.01 per share. The notes are secured by the assets of the Company.

The notes provide that in the event that the inflation rate (based on the US CPI) exceeds 3%, the principal and accrued interest balances are increased by such inflation rate. Effective December 31, 2021, this inflation protection provision was triggered. The principal balances were increased 4.698% or a total of $221,358 (from $4,711,764 to $4,933,122) and the accrued interest balances were increased 4.698% or a total of $183,770 (from $3,911,705 to $4,095,475). The $405,128 total increase in the principal and accrued interest balances has been included in finance expense in the accompanying consolidated statement of operations for the year ended December 31, 2021.

Effective December 31, 2022, as a result of the inflation protection provision, the principal balances were increased 8.003% or a total of $394,798 (from $4,933,122 to $5,327,920) and the accrued interest balances were increased 8.003% or a total of $417,071 (from $5,211,424 to $5,628,495). The $811,869 total increase in the principal and accrued interest balances has been included in finance expense in the accompanying consolidated statement of operations for the year ended December 31, 2022.

On July 30, 2023, a total of $5,041,327 of convertible notes payable to related parties ($3,020,721 in principal and $2,020,606 in accrued interest) was converted into 504,129,700 shares of common stock. David K. Lifschultz converted $2,520,686 of convertible notes ($1,510,368 in principal and $1,010,318 in accrued interest) into 252,065,600 shares of common stock. Bruce S. Abbott converted $2,520,641 of convertible notes ($1,510,353 in principal and $1,010,288 in accrued interest) into 252,064,100 shares of common stock.

F-14

On August 1, 2023, a total of $6,367,097 of convertible notes payable to related parties ($2,107,199 in principal and $4,259,898 in accrued interest) was converted into 636,709,700 shares of common stock. Lifschultz Enterprise Company LLC converted $4,624,718 of convertible notes ($1,495,053 in principal and $3,129,665 in accrued interest) into 462,471,800 shares of common stock. Sidney B. Lifschultz 1992 Family Trust converted $1,742,379 of convertible notes ($612,146 in principal and $1,130,233 in accrued interest) into 174,237,900 shares of common stock.

Effective December 31, 2023, as a result of the inflation protection provision, the principal balance due Lifschultz Enterprise Company LLC increased 4.116% or $8,232 (from $200,000 to $208,232) and the accrued interest balance due Lifschultz Enterprise Company LLC increased 4.116% or $411 (from $9,995 to $10,406). The $8,643 total increase in the principal and accrued interest balances has been included in Finance expense in the accompanying consolidated statement of operations for the year ended December 31, 2023.

7. DUE TO RELATED PARTIES

Due to related parties consist of:

	December 31,	December 31,	December 31,
Creditor	2023	2022	2021
Occupancy costs payable to Bruce Abbott and David Lifschultz for use of Mamaroneck New York property from January 1, 2018 to September 30, 2020	$46,875	$46,875	$46,875
Totals	$46,875	$46,875	$46,875

The payables are non-interest bearing and are due on demand.

8. SHARE CAPITAL

Preferred Stock

There are 10,000,000 shares of Class A Preferred Stock authorized but none are outstanding.

Common Stock

There are an unlimited number of shares of common stock, no par value, authorized to be issued.

During the first quarter of 2021, the Company sold a total of 7,450,000 shares of common stock (and warrants) in private placements for total proceeds of $73,500.

During the first quarter of 2021, the Company issued a total of 1,300,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $26,000.

During the second quarter of 2021, the Company sold a total of 14,635,000 shares of common stock (and warrants) in private placements for total proceeds of $146,350.

During the third quarter of 2021, the Company sold a total of 11,550,000 shares of common stock (and warrants) in private placements for total proceeds of $115,500.

F-15

During the third quarter of 2021, the Company issued a total of 2,300,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $23,000.

During the fourth quarter of 2021, the Company sold a total of 6,380,000 shares of common stock (and warrants) in private placements for total proceeds of $63,900.

During the fourth quarter of 2021, the Company issued a total of 840,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $8,400.

During the first quarter of 2022, the Company sold a total of 11,630,000 shares of common stock (and warrants) in private placements for total proceeds of $116,300.

During the first quarter of 2022, the Company issued a total of 1,120,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $11,200.

During the second quarter of 2022, the Company sold a total of 13,030,000 shares of common stock (and warrants) in private placements for total proceeds of $130,300.

During the second quarter of 2022, the Company issued a total of 6,120,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $61,200.

During the third quarter of 2022, the Company sold a total of 16,830,000 shares of common stock (and warrants) in private placements for total proceeds of $168,300.

During the third quarter of 2022, the Company issued a total of 2,500,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $25,000.

During the fourth quarter of 2022, the Company sold a total of 4,150,000 shares of common stock (and warrants) in private placements for total proceeds of $41,500.

During the first quarter of 2023, the Company sold a total of 11,800,000 shares of common stock (and warrants) in private placements for total proceeds of $118,000.

During the first quarter of 2023, the Company issued a total of 1,200,000 shares of common stock as compensation for services.  The fair value of the shares issued (at dates of issuance) totaled $12,000.

During the second quarter of 2023, the Company sold a total of 12,520,000 shares of common stock (and warrants) in private placements for total proceeds of $125,200.

During the second quarter of 2023, the Company issued a total of 2,450,000 shares of common stock as compensation for services. The fair value of the shares issued (at dates of issuance) totaled $24,500.

During the third quarter of 2023, the Company sold a total of 12,960,000 shares of common stock (and warrants) in private placements for total proceeds of $129,600.

During the third quarter of 2023, the Company issued a total of 4,305,000 shares of common stock as compensation for services. The fair value of the shares issued (at dates of issuance) totaled $43,050.

F-16

During the fourth quarter of 2023, the Company sold a total of 27,850,000 shares of common stock (and warrants) in private placements for total proceeds of $ 278,500.

During the fourth quarter of 2023, the Company issued a total of 3,200,000 shares of common stock as compensation for services. The fair value of the shares issued (at dates of issuance) totaled $32,000.

Warrants

In conjunction with the private placements, the Company issued warrants to purchase common stock. The following is a summary of the warrant activity for the period January 1, 2021 to December 31, 2023.

Number outstanding at January 1, 2021	130,668,838
Granted	40,015,000
Cancelled	(20,140,700)
Number outstanding at December 31, 2021	150,543,138
Granted	45,700,000
Cancelled	(21,551,964)
Number outstanding at December 31, 2022	174,691,174
Granted	65,130,000
Cancelled	(17,425,507)
Number outstanding at December 31, 2023	222,395,667

At December 31, 2023, the 222,395,667 warrants outstanding had a weighted average exercise price of $0.03 per share, a weighted average remaining contractual life of 2.74 years, and an aggregate intrinsic value of $0.

Deemed Dividends related to issuance of warrants

During the second quarter of 2021, the Company granted a total of 6,560,000 warrants to certain investors as deemed dividends. The fair value of the warrants (at dates of issuance) totaled $61,664 and was estimated using the Black-Scholes options pricing model based on the following assumptions: (1) stock prices ranging from $0.007 to $0.01 per share, (2) exercise prices of $0.03 per share, (3) expected volatility ranging from 318.6% to 319.1%, (4) expected term of 5 years, (5) risk-free interest rate of 0.39%, and (6) dividend rate of 0%.

During the third quarter of 2021, the Company granted a total of 500,000 warrants to certain investors as deemed dividends. The fair value of the warrants (at dates of issuance) totaled $5,000 and was estimated using the Black-Scholes options pricing model based on the following assumptions: (1) stock prices of $0.01 per share, (2) exercise prices of $0.03 per share, (3) expected volatility of 348.6%, (4) expected term of 5 years, (5) risk-free interest rate of 0.96%, and (6) dividend rate of 0%.

During the fourth quarter of 2021, the Company granted a total of 1,926,666 warrants to certain investors as deemed dividends. The fair value of the warrants (at dates of issuance) totaled $19,267 and was estimated using the Black-Scholes options pricing model based on the following assumptions: (1) stock prices of $0.01 per share, (2) exercise prices of $0.03 per share, (3) expected volatility ranging from 362.4% to 394.8%, (4) expected term of 5 years, (5) risk-free interest rate ranging from 1.05% to 1.18%, and (6) dividend rate of 0%.

F-17

During the first quarter of 2022, the Company granted a total of 60,000 warrants to certain investors as deemed dividends. The fair value of the warrants (at dates of issuance) totaled $780 and was estimated using the Black-Scholes options pricing model based on the following assumptions: (1) stock prices of $0.01 per share, (2) exercise prices of $0.025 per share, (3) expected volatility of 368.5%, (4) expected term of 5 years, (5) risk-free interest rate of 1.62%, and (6) dividend rate of 0%.

9. STOCK-BASED COMPENSATION

Stock-based compensation consists of:

	December 31,	December 31,	December 31,
Type of Security	2023	2022	2021
Price Appreciation Certificates	$2,626,959	$1,049,965	$599,784
Options issued to outside directors and consultants	356,660	94,997	59,979
Common stock issued for services	111,550	97,400	57,400
Totals	$3,095,169	$1,242,362	$717,163

The following is a summary of the compensatory securities activity for the period December 31, 2020 to December 31, 2023:

Common stock equivalent	Price Appreciation Certificates	Options	Total
Number outstanding at December 31, 2020	505,400,000	57,140,000	562,540,000
Granted	60,000,000	6,000,000	66,000,000
Cancelled	(15,000,000)	(5,250,000)	(20,250,000)
Number outstanding at December 31, 2021	550,400,000	57,890,000	608,290,000
Granted	105,000,000	9,500,000	114,500,000
Cancelled	(66,000,000)	(18,190,000)	(84,190,000)
Number outstanding at December 31, 2022	589,400,000	49,200,000	638,600,000
Granted	262,700,000	55,666,000	318,366,000
Cancelled	(162,700,000)	(19,650,000)	(184,350,000)
Number outstanding at December 31, 2023	689,400,000	85,216,000	774,616,000

PRICE APPRECIATION CERTIFICATES

In lieu of compensation the Company has entered into agreements (“Price Appreciation Certificates”) with David Lifschultz and Bruce Abbott whereby, at the request of the executives, the Company agrees to pay the equivalent sum of the rise in the Company’s stock price based on the agreed upon number of shares, from a fixed per share amount to the average of the last 10 trading days (volume weighted average price).

F-18

The number of shares reflect a potential salary for the two executives that only exist if the price of the shares rise above the price appreciation base amount. The Company has no obligation to pay the two executives if the stock does not rise. The Company, at its exclusive option and benefit, can proceed with a private placement at the share price on the date of exercise and the executive will subscribe to this private placement for the entire sum advanced by the Company.

The Company accounts for these Price Appreciation Certificates as an equity instrument due to its exclusive option to require a subscription to the private placement as determined by the fair value of the instruments using a Black-Scholes pricing model.

At December 31, 2021, the 550,400,000 Price Appreciation Certificates outstanding had a weighted average exercise price of $0.03 per share, a weighted average remaining contractual life of 2.51 years, and an aggregate intrinsic value of $0.

At December 31, 2022, the 589,400,000 Price Appreciation Certificates outstanding had a weighted average exercise price of $0.03 per share, a weighted average remaining contractual life of 2.29 years, and an aggregate intrinsic value of $0.

At December 31, 2023, the 689,400,000 Price Appreciation Certificates outstanding had a weighted average exercise price of $0.01 per share, a weighted average remaining contractual life of 2.85 years, and an aggregate intrinsic value of $0.

OPTIONS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 200,000,000. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant. The options granted in 2021, 2022 and 2023 all vested immediately.

The fair value of stock options granted during 2023, 2022 and 2021 was estimated on the dates of grant using the Black-Scholes pricing model based on the following assumptions:

	2023	2022	2021
Volatility	382.6% - 385.8%	370.90%	319.60%
Expected life	5 years	5 years	5 years
Risk-free rate	3.6% - 4.4%	1.74%	0.56%
Dividend yield	-	-	-
Forfeiture rate	0%	0%	0%
Stock Price at Valuation	$0.01	$0.01	$0.01
Exercise Price	0.01 - 0.001	$0.01	$0.01

On August 2, 2023, the Company modified options held by its current directors to reduce the exercise price of 17,000,000 options from $0.01 to $0.001; no other terms were modified. No expense was recorded for this modification since the fair value of the options pre modification and post modification were not different.

F-19

On August 16, 2023, the Company delivered 20,000,000 options (exercisable at $0.001 per share and expiring August 16, 2028) to a director in exchange for the cancellation of 20,000,000 Price Appreciation Certificates held by this director. No expense was recorded for this transaction since the fair value of the PAC’s pre-cancellation and the fair value of the options was not different.

At December 31, 2021, the 57,890,000 stock options outstanding had a weighted average exercise price of $0.05 per share, a weighted average remaining contractual life of 1.93 years, and an aggregate intrinsic value of $0.

At December 31, 2022, the 49,200,000 stock options outstanding had a weighted average exercise price of $0.03 per share, a weighted average remaining contractual life of 2.13 years, and an aggregate intrinsic value of $0.

At December 31, 2023, the 85,216,000 stock options outstanding had a weighted average exercise price of $0.008 per share, a weighted average remaining contractual life of 4.03 years, and an aggregate intrinsic value of $553,194.

10. INCOME TAXES

The provision for (benefit from) income taxes reflects the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The provision for (benefit from) income taxes differs from that computed by applying the statutory United States federal income tax rate of 21% for 2023, 2022, and 2021 to loss before income taxes. The sources of the differences are as follows:

	2023	2022	2021
Income (loss) before income taxes	$(4,326,294)	$(3,643,495)	$(2,524,146)
Expected recovery at statutory tax rate	$908,522	$765,134	$530,071
Non-deductible stock-based compensation	(649,985)	(260,896)	(150,604)
Increase in valuation allowance	(258,537)	(504,238)	(379,467)
Provision for Income Taxes	$-	$-	$-

Based on management’s present assessment, the Company has not yet determined that a deferred tax asset attributable to the future utilization of the net operating loss carryforward as of December 31, 2023 will be realized.  Accordingly, the Company has maintained a 100% valuation allowance against the deferred tax asset in the financial statements at December 31, 2023. The Company will continue to review this valuation allowance and make adjustments as appropriate.

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.

All tax years remain subject to examination by major taxing jurisdictions.

12. SUBSEQUENT EVENTS

From January 1, 2024 to May 15, 2024, the Company sold a total of 22,530,000 shares of common stock (and warrants) in private placements for proceeds of $225,300.

F-20